Question 7.c)
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Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

								 Is this the
Series								last filing
Number		Series Name					For this series?
								(Y or N)
116 		Anchor Alternative Income Fund  		    N
117 		Navigator Sentry Managed Volatility Fund	    N
118 		Navigator Tactical Fixed Income Fund		    N
119 		Probabilities Fund               		    N
120 		Grant Park Alternative Strategies Fund		    N

* Please refer to the Semi Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Fund.